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                              LETTERHEAD


                                                                  EXHIBIT 10(BB)

May 2, 1995


Clarissa Marques, Ph.D.
Sr. Vice President,
Chief Clinical Operations
Green Spring Health Services, Inc.
5565 Sterrett Place, Suite 500
Columbia, Maryland 21044

Dear Clarissa:

Green Spring's Board of Directors places great value on your leadership and your continuing commitment to the success of our company. We have taken the action described below to demonstrate our desire for you to have a long and rewarding career with Green Spring. This letter constitutes an agreement (the "Agreement") between you and Green Spring Health Services (the "Company") to provide a benefit to you at retirement based on your continued employment with the Company until retirement or employment termination, as defined herein. This Agreement is entered into in consideration of (i) your past contribution to the Company and the value created by your efforts, (ii) the desire of the Board of Directors to encourage continued employment with the Company until your retirement, (iii) the expected contribution that you will make to the profitability of the Company.

The terms and conditions of this Agreement are as follows:

     1. It is the intent of the Board and the Company that you shall be provided with a lump-sum dollar amount, or equivalent annual annuity payment, in an amount as determined by the Board at the time of payment, at the time of your retirement or termination from the Company, as defined below. The amount of the payment shall be as specified below.

     2.   The amount of the payment shall be:

          a. $750,000 if the average Earnings Before Interest and Taxes (EBIT as defined below) over your employment period exceeds 10 percent of Shareowners' Investment, as defined below.

          b. $500,000 if the average EBIT over your employment period is 10 percent or less of Shareowners' Investment.

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Clarissa Marques                                                     May 2, 1995
                                                                          Page 2

          In each of the above cases, the amount of the payment shall be reduced by any payments to you, as determined from the date of this Agreement until your employment termination or retirement, from amounts earned under the grant of PARs, or other long-term incentive payments, for any plan approved by the Board of Directors.

     3. Retirement shall be defined as termination of employment from the Company on or after age 60 years. If termination occurs prior to age 60, then the payment will be based on the conditions of termination, as defined below.

     4. If you voluntarily terminate your employment with the Company, or the Board terminates your employment For-Cause, as it is defined in your employment contract (or in the Company's long-term incentive plan, e.g., the Performance Appreciation Right's Plan), then there shall be no payment other than any payments received under the long-term incentive plan of the Company.

     5. If your employment is terminated as a result of death, disability (as defined in your employment contact or the Company's retirement income plan), or at the request of the Board of Directors, then the payment shall be as defined in paragraph 2 above at the time of termination.

     6. Earnings Before Interest and Taxes shall be as defined in the Company's long-term incentive plan, except that it shall include any accruals, under GAAP accounting, for the Company's long-term incentive plan.

     7. Shareowners' Investment shall be defined as equal to the book value of the Green Spring Health Services as determined by purchase accounting as of April 30, 1994 adjusted for acquisitions at cost as determined by the Board of Directors of the Company.

     8. If you so elect at the time of retirement or termination, the benefit payment may be in the form of an annual annuity payment. Such annuity amount will be determined by the Board of Directors at the time of request and reflect actuarial considerations or the cost of providing the annuity if provided by a third-party. You may select the type of annuity, e.g., single or joint-and-survivor, to meet your needs at the time of the payment.

     9. This Agreement shall be binding upon the Company, its successors and assigns, and shall insure to the benefit of you and your personal representative and/or executor. Each and every payment required hereunder shall be made as provided herein without regard to your personal state at the time of required payment, except for annuity payments where the amount is dependent on your death.

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Clarissa Marques                                                     May 2, 1995
                                                                          Page 3


We trust that this Agreement connotes the importance the Board and Company places on your continued involvement with the success of Green Spring. You have contributed immensely to its founding and development and we trust that you will see fit to continue this contribution to corporate performance and success in the future.

Sincerely,


/s/ Henry T. Harbin, M.D.
-------------------------------
Henry T. Harbin, M.D.
President and Chief Executive Officer

DS/mhm

cc:  Don Sacco